Exhibit 5.1

DLA Piper US LLP 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016 www.dlapiper.com

March 27, 2009

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Ladies and Gentlemen:

We have acted as counsel to Heckmann Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, File No. 333-                     (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of (i) 23,621,080 shares (the “Shares”) of Company common stock, par value $0.001 per share (“Common Stock”), pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of May 19, 2008, by and among the Company, Heckmann Acquisition II Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company and China Water and Drinks Inc., a Nevada corporation, and the registration rights agreement entered into in connection therewith (the “Merger RRA”), (ii) 13,529,200 shares of Common Stock originally purchased by the founders of the Company in connection with its formation (the “Founders’ Shares”), pursuant to the registration rights agreement among the Company and its founders (the “Founders’ RRA”), (iii) 7,000,000 shares of Common Stock issuable upon exercise of warrants purchased by the founders of the Company in connection with the Company’s initial public offering (the “Founders’ IPO Warrant Shares”), pursuant to the Founders’ RRA; and (iv) 13,529,200 shares of Common Stock issuable upon exercise of warrants purchased by the founders of the Company in connection with its formation (the “Founders’ Warrant Shares”), pursuant to the Founders’ RRA.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and related prospectus, the Merger Agreement, the Merger RRA, the Founders’ RRA, a form of the Company’s share certificate, a form of the Company’s warrant certificate, the Company’s charter and bylaws, as amended to date, and records of its corporate proceedings in connection with the issuance of the Shares. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares and the Founders’ Shares are validly issued, fully paid and nonassessable and that the Founders’ IPO Warrant Shares and the Founders’ Warrant Shares have been duly and validly authorized and, when issued in accordance with the terms of the applicable warrants, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Heckmann Corporation

March 27, 2009

Page Two

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ DLA Piper US LLP

DLA Piper US LLP